                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                              FISCAL YEAR ENDED                             NINE MONTHS ENDED
                          ---------------------------------------------------------    ---------------------------
                               9/29/96        9/28/97   9/27/98   9/26/99   9/24/00         6/25/00        6/24/01
                          -----------------   -------   -------   -------   -------    -----------------   -------
EARNINGS:
Income before taxes and
  extraordinary items...       (5,652)         (7,237)   36,022    10,262    11,460           7,850        (6,437)
Fixed charges...........       21,056          50,332    76,598    87,653    75,743          67,709        24,131
Less: dividends on
  preferred stock(1)....       (3,709)        (27,277)  (53,456)  (61,302)  (49,671)        (49,671)           --
                               ------         -------   -------   -------   -------         -------        ------
    TOTAL EARNINGS......       11,695          15,818    59,164    36,613    37,532          25,888        17,694
                               ------         -------   -------   -------   -------         -------        ------
FIXED CHARGES:
Interest expense, net of
  interest income.......       16,533          22,201    20,860    21,178    19,495          12,370        21,525
Interest income.........          548             462     1,903     4,711     6,059           5,164         1,895
1/3 of operating lease
  rental expense (deemed
  to be interest).......          266             392       379       462       518             504           711
Dividends on preferred
  stock(1)..............        3,709          27,277    53,456    61,302    49,671          49,671            --
                               ------         -------   -------   -------   -------         -------        ------
    TOTAL FIXED
      CHARGES...........       21,056          50,332    76,598    87,653    75,743          67,709        24,131
                               ------         -------   -------   -------   -------         -------        ------
Deficiency of Earnings
  to Fixed Charges......       (9,361)        (34,514)  (17,434)  (51,040)  (38,211)        (41,821)       (6,437)
                               ------         -------   -------   -------   -------         -------        ------
Ratio of Earnings to
  Fixed Charges.........           --              --        --        --        --              --            --

RECALCULATION OF
  DIVIDENDS ON PREFERRED
  STOCK:
Dividends on preferred
  stock.................        2,944          17,044    30,270    34,749    28,372          28,372            --
Income (Loss) from
  continuing
  operations............       (5,652)         (7,237)   36,022    10,262    11,460           7,850        (6,437)
Income taxes related to
  continuing
  operations............       (1,166)         (2,715)   15,624     4,445     4,914           3,438        (2,382)
                               ------         -------   -------   -------   -------         -------        ------
Effective tax rate
  applicable to
  continuing
  operations............         20.6%           37.5%     43.4%     43.3%     42.9%           43.8%         37.0%
                               ------         -------   -------   -------   -------         -------        ------
Dividends on preferred
  stock on pre-tax
  basis(2)..............        3,709          27,277    53,456    61,302    49,671          49,671            --

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(1) Dividends on preferred stock were calculated in accordance with Regulation
    S-K, Item 503(d)(B), as dividends on preferred stock divided by (1 minus effective tax rate applicable to continuing operations).
(2) Effective tax rate applicable to continuing operations for fiscal year 2000 used for nine months ended 6/25/00.